Exhibit 6.1

MANAGEMENT SERVICES AGREEMENT

This is a Management Services Agreement (the "Agreement"), dated as of [Date], 2019 between Commonwealth Markets, Inc., a Delaware corporation ("Markets"), and Series [Name] (the “Series”), a series of Commonwealth Thoroughbreds LLC, a Delaware series limited liability company (the “Company”).

Recitals

A.         The Company is engaged in the business of acquiring, owning and selling interests in, breeding, raising, training, and racing Thoroughbred horses, which it conducts through its series, including Series [Name], in accordance with the terms and conditions of the Amended and Restated Limited Liability Company Agreement, dated September 27, 2019, of Commonwealth Thoroughbreds LLC, together with the Series Designation of Series [Name] setting forth the terms of the Series, in each case as amended and restated from time to time (the “Operating Agreement”).

B.         Markets was appointed as the Company’s managing member with effect from the date of the formation of the Company and, except as otherwise set forth in the certificate of designations of a series, will be the managing member of each of the Company’s series.

C.         The Operating Agreement provides that the managing member of the Series shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company and the Series, to exercise all powers and to effectuate the purposes set forth in the Operating Agreement.

D.         The Series desires to appoint Markets to serve as its managing member with the responsibility for the [Series Asset] and any other equine assets acquired and owned by the Series, providing breeding, racing management, consultation and bloodstock services (pedigree consultation, selection of horses for purchase and sale etc.), and otherwise managing and administering the Series’ business.

E.         Markets desires to provide such services and license its Platform to the Company in return for the consideration set forth in this Agreement.

F.         The Company also desires to license from Markets the right to use Market’s Commonwealth Platform (as defined below).

Agreement

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.    Appointment of Markets; Acceptance of Appointment. The Series hereby appoints Markets as managing member of the Series for the purpose of managing the [Series Asset], and Markets hereby accepts such appointment.

2.    Services to be Provided.

(a)         Markets’ Duties. Markets will have the responsibility and authority to provide care and maintenance of the [Series Asset] (wherever stabled) as well as all breeding and racing management, consultation and bloodstock services (including without limitation, pedigree consultation, selection of horses for purchase and sale, management of the training and competing of the horses, etc.) necessary for the operation of the Series’ business (the “Services”). Markets shall perform the Services for the account of and as exclusive agent of the Company and the Series using commercially reasonable efforts. The Services shall include, but shall not be limited to, the following matters:

(1)         managing the breeding and racing business operations of the Company and the Series, including assisting with preparation of business plans and operating budgets and attending to all bloodstock, breeding and racing matters reasonably necessary to afford the Company and the Series the opportunity to realize their business goals;

(2)         communicating with the Company with respect to financial and business matters, and all activities and developments relating to the acquisition, breeding, racing, retirement and/or sale of the Thoroughbreds;

(3)         selecting and acquiring in the name of the Company or the Series suitable Thoroughbreds for breeding and racing as well as other equine assets necessary to operate the Series’ business and execute the Series’ business plan;

(4)          developing and implementing short-term and long-term strategies for each Thoroughbred acquired by the Company’s series, including the [Series Asset], with the intent to maximize its potential value and appreciation;

(5)         securing the services of professional trainers to train and compete the Thoroughbreds of Company’s series, including the [Series Asset];

(6)         entering into a written agreement with any bloodstock agent or veterinarian engaged on behalf of the Company or the Series, which shall comply with state laws regulating private and public sales of Thoroughbred assets;

(7)         advising the Company with respect to the selection of the stallions to which mares owned by the Company’s series will be bred;

(8)         selecting the breeding and racing incentive programs to which the Thoroughbreds produced or owned by the Company’s series, including the [Series Asset], shall be nominated;

(9)         purchasing liability and other insurance to protect the business and property of the Company and the Series;

(10)         selling or otherwise disposing of assets of the Company or the Series in the ordinary course of business approved in advance by the Company, consistent with the Company’s business plan, and executing on behalf of the Company all instruments and documents, providing for the acquisition, or disposition of the Company's property necessary, in Markets’ reasonable discretion, to the successful operation of the business;

(11)         paying reasonable fees and or commissions consistent with industry standards to unaffiliated agents such as trainers, sales agencies, or consignors upon any purchase or sale of Thoroughbreds by the Series;

(12)         providing general administration services, including office administration, reception, scheduling, clerical services, managing inventory and overhead, negotiating contracts, and administering and paying accounts payable of the Company and the Series;

(13)         purchasing, at the Company’s expense, all equipment and any related software necessary for the operation of the Company’s business and maintain the same, pursuant to the approved operating budget;

(14)         providing financial services including, but not limited to, bookkeeping, record creation and maintenance, collection, banking, accounting, budget development, auditing and tax return preparation (provided this shall not include personal income tax returns), as well as such other accounting services as are reasonably required;

(15)         providing billing and collection services for the Company and the Series, managing their cash, and making payments on their behalf, including any Management Fees that become payable under this Agreement;

(16)         taking primary responsibility with respect to personnel and employment matters; and

(17)         obtaining or renewing all necessary licenses and permits, and otherwise assisting in the compliance with all applicable federal, state and local laws, rules and regulations, with any fees payable by the Company.

(b)         Rights of the Company. Markets understands and acknowledges that the Company reserves the right to make all material decisions, with input from Markets, about the implementation of the Company’s business plan, the acquisition of services or assets and the use and/or disposition of assets. Markets shall provide the Services in consultation with, for the benefit, and at the direction, of the Company.

3.     Management Fee. In consideration for the Services provided pursuant to Section 1, on the [first] day of each calendar quarter the Company shall pay Markets 10% of any Free Cash Flow generated by the Series and distributed to Series members during the preceding quarter (the “Management Fee”). For purposes of this paragraph 3, “Free Cash Flow” means any available cash for distribution generated from the net income received by a Series of the Company, as determined by Markets to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the Series’ assets (as shown on the income statement of such Series) and (iii) any depreciation to the Series’ Assets (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Series’ assets (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series.

4.      License. In consideration of the compensation set forth in Section 3, Markets hereby grants to the Company, during the term of this Agreement, a personal, limited, non-transferable, non-sublicensable, non-exclusive license to access and use Market’s Commonwealth Platform (the “Platform”) in connection with the Company’s business and operations.

5.      Limitation of Liability; Indemnification.

(a)         None of Markets, its affiliates, or any of their respective directors, members, stockholders, partners, officers, employees or controlling persons (collectively, “Managing Parties”) shall be liable to the Series or the Company for (i) any act or omission performed or failed to be performed by any Managing Party (other than any criminal wrongdoing) arising from the exercise of such Managing Party’s rights or obligations hereunder, or for any losses, claims, costs, damages, or liabilities arising therefrom, in the absence of criminal wrongdoing, willful misfeasance or gross negligence on the part of such Managing Party, (ii) any tax liability imposed on the Series or the [Series Asset], or (iii) any losses due to the actions or omissions of the Series or any brokers or other current or former agents or advisers of the Series.

(b)         To the fullest extent permitted by applicable law, the Series will indemnify Markets and its Managing Parties against any and all losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”) to which such person may become subject in connection with any matter arising out of or in connection with this Agreement, except to the extent that any such Loss results solely from the acts or omissions of a Managing Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Managing Party’s fraud, willful misconduct or gross negligence. If this paragraph 5 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Series shall nevertheless indemnify the Managing Party for any Losses incurred to the full extent permitted by any applicable portion of this Section that shall not have been invalidated.

(c)         Markets gives no warranty as to the performance or profitability of the [Series Asset] or as to the performance of any third party engaged by Markets hereunder.

(d)         Markets may rely upon and shall be protected in acting or refraining from action upon any instruction from, or document signed by, any authorized person of the Series or other person reasonably believed by the Markets to be authorized to give or sign the same whether or not the authority of such person is then effective.

6.     Term; Termination.

(a)         The initial term of this Agreement shall commence as of the date of this Agreement and have a term of one (1) year unless earlier terminated as provided for in this paragraph 6 (the "Initial Term"). Thereafter, this Agreement shall continue for consecutive one-year terms (each a "Renewal Term") until it is terminated in accordance with this paragraph 6. Either party may terminate this Agreement at the end of the Initial Term or any applicable Renewal Term by providing the other party with thirty (30) days written notice prior to the expiration of the then effective term. Notwithstanding the forgoing provisions, this Agreement may be terminated any time during the Initial Term and any Renewal Term by written agreement signed by both parties to this Agreement. The provisions of paragraph 6 shall survive any termination.

(b)         Either party shall be in default if it fails to perform any material term of this Agreement and that failure is not cured within thirty (30) days after receipt of written notification of such failure from the party not in default. In the event of such a failure to cure, the non-defaulting party shall have the right to terminate this Agreement immediately by written notice to the other party. This Agreement shall also terminate if Markets is terminated as the Company’s Managing Member pursuant to the Operating Agreement.

7.     Independent Contractor. The Company acknowledges and agrees that Markets is to act as an independent contractor of the Company in providing the services specified in this Agreement. Nothing in the Agreement shall be construed to constitute either party as the joint venturer of the other. Neither party has the right to bind the other party or make any promises or representations on behalf of the other party except as specifically set forth in this Agreement or the Operating Agreement.

8.     No Breach; Consents and Approvals.

(a)         The Company hereby represents and warrants to Markets that the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) violate or conflict with Operating Agreement or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, under any material agreement, understanding or undertaking to which the Company or any affiliate of the Company is a party or by which it or any of them is bound or violate or conflict with any law, rule, regulation, judgment, decree or order to which it or any of them is subject.

(b)         Markets hereby represents and warrants to the Company that the execution and delivery of this Agreement by Markets does not, and the consummation of the transactions contemplated hereby will not (i) violate or conflict with its Certificate of Formation or its Operating Agreement or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, under any material agreement, understanding or undertaking to which Markets or any Affiliate of Markets is a party or by which it or any of them is bound or violate or conflict with any law, rule, regulation, judgment, decree or order to which it or any of them is subject.

9.        Amendment. This Agreement may not be amended except by a written instrument signed by all of the parties to this Agreement.

10.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and undertakings, whether oral or written, express or implied, with respect to the subject matter of this Agreement.

11.     Severability. If any provision of this Agreement shall be waived, or be invalid or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect, and in the case any provision is found to be invalid or unenforceable, each of the parties shall use its best efforts to find and employ an alternative means to achieve the same or substantially the same results as that contemplated by such provision.

12.     Remedies Cumulative. Any rights or remedies of either party in the event of default are intended to be cumulative rather than exclusive. Moreover, if either party chooses not to insist upon strict performance of any provision of this Agreement, that choice shall not impair its rights to insist on strict performance in the event of subsequent acts of default, and the waiver by a party of any breach of any provision of this Agreement by the non-breaching party shall not operate or be construed as a waiver of any subsequent breach by that party.

13.     Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the Commonwealth of Kentucky, without regard to or application of its conflicts of law rules. Jurisdiction and venue for any litigation or arbitration arising out of this agreement shall lie in Fayette County Kentucky.

14.     Headings. The underlined headings of paragraphs in this Agreement are included for reference only and are not a part of this Agreement.

15.     Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.

16.     Assignment. Neither of the parties hereto shall have the right to assign, transfer or convey any of its rights or interest under this Agreement, or to delegate any of its duties or obligations under this Agreement, without the prior written approval of the other party, which consent may be withheld at the other party’s sole and absolute discretion.

[Signatures on the following page]

Signature Page to Management Services Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMMONWEALTH MARKETS, INC.

By:

Title:

COMMONWEALTH THOROUGHBREDS LLC

By:

Title:

[Series Name]

By:	Commonwealth Markets, Inc., as managing member

By:

Title: